Exhibit 99.1
IDG/1

For Immediate Release	Release No. 07-004

INDUSTRIAL DISTRIBUTION GROUP, INC.	For Additional Information Contact:
(NASDAQ: IDGR)	Jack P. Healey Executive Vice President and Chief Financial Officer Industrial Distribution Group, Inc. (404) 949-2100 www.idglink.com
INDUSTRIAL DISTRIBUTION GROUP, INC.’S BOARD TO
UNDERTAKE STRATEGIC REVIEW
Company Preannounces Second Quarter Results and Outlines Cost Reduction Program
ATLANTA, July 30, 2007 — Industrial Distribution Group, Inc. (NASDAQ: IDGR) announced today that its Board of Directors has formed a special committee of independent directors to undertake a review of the strategic alternatives available to the company and to provide recommendations to IDG’s full Board of Directors for their consideration. The objective of the strategic alternatives review is aimed at unlocking value for the company’s shareholders. In addition, the company preannounced its revenues and earnings for the second quarter ended June 30, 2007 and announced a cost reduction program and related changes to its executive team.
The independent committee will be led by the company’s non-executive Chairman of the Board, Richard M. Seigel. The committee is empowered to engage financial and other advisors as appropriate in order to conduct its review and develop recommendations for the full Board to consider. A timetable for completion of the strategic review and the Board’s consideration of its results has not been established; however, the committee will commence immediately the steps to undertake the review.
“IDG needs to consistently grow revenues at a higher level while also seeking a strategic way to reduce its cost profile, both of which have been a source of concern,” commented Mr. Seigel. “It is imperative that we take this time to review all aspects of IDG’s business, including our revenue and cost models, IDG’s competitive position and to consider all alternatives for realizing the value we believe is inherent in the company. As we consider these matters, we will be diligent, thorough and prudent, recognizing our fundamental fiduciary duties to the shareholders of IDG. We will also be appropriately cognizant of the implications for all of our constituents, including customers, associates, and suppliers,” concluded Seigel.
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The company currently expects to report revenues for the second quarter ended June 30, 2007 of $132.6 million. This is in comparison to the $137.0 million reported for the second quarter of 2006. The company currently expects to report earnings per diluted share for the second quarter 2007 of $0.01 compared to $0.16 per diluted share for the comparable period of 2006. The company plans to announce its second quarter results on August 2, 2007.
“During the second quarter, the internal process challenges associated with our recent IT system conversion continued to have a negative impact on IDG’s customer service and sales. This factor, combined with customer specific declines in the automotive, heavy truck and the manufactured housing sectors, created a significant obstacle for IDG to overcome during the quarter,” said Charles A. Lingenfelter, IDG’s president and chief executive officer. “I view quality customer service as a necessary and key competitive differentiator for IDG. I believe that, as we struggled with our recent systems conversion, we did not provide our customers the high level of service to which they have become accustomed. While we have been addressing these issues, this situation has hampered market share growth that normally might have helped offset the sector declines, and thus it had a more significant adverse affect on our second quarter,” noted Lingenfelter. “We believe second quarter results are more reflective of certain industry sectors and IDG-specific issues and do not reflect market conditions in the overall industrial sector, which are generally good. As a result, we believe there is an opportunity to correct these IDG-specific issues with focused, diligent efforts to that goal.”
Lingenfelter continued, “As this year progressed, I took several initial actions including a review of our operations and IT organizations and their capabilities, as well as a review of our cost and expense profile in relation to our current financial operating profile. As a result, we have undertaken a company-wide cost reduction program aimed at reducing 2007 expenses in order to protect profitability.”
“More importantly, I have marshaled our sales, purchasing, logistics and customer service functions to identify problem areas, define solutions and engage our customers in a dialog that corrects our past missteps. With a long, solid history with the majority of our customers and by applying a focused, consistent effort to address all sales and customer service issues, I believe we will reverse the above impact and return IDG to accomplishing our objectives,” concluded Lingenfelter.
In regard to the cost reduction program, the company is targeting a run-rate reduction of approximately $6.0 million, of which IDG currently expects to achieve fiscal 2007 expense reductions in the range of $1.0 to $1.8 million in its technology, operations and administrative functions. IDG also announced that, with the substantial completion of its IT system conversion project, Michael W. Brice, who has served as Senior Vice President and Chief Information Officer of the company since January 2005, is resigning from those positions. As a result, as part of the organizational changes being made in connection with the cost reduction program, the company will eliminate the position of chief information officer and will execute its ongoing IT functions and strategies by using other existing personnel.
“Michael provided IDG with an important executive and strategic view at a time when that perspective was critically important for IDG. I thank him for his contributions during the past two years,” said Lingenfelter.

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Conference Call Information
IDG’s management will host a conference call on August 2, 2007 at 9:00 a.m. EDT to discuss the company’s second quarter results. To access this call, please dial (800) 497-8785. The conference ID number is 11213372. A replay of the call may be accessed by dialing (800) 498-2113 and providing the conference ID number 11213372. The replay will be available from 12:00 p.m. eastern time on August 2, 2007, to 11:59 p.m. eastern time on August 9, 2007. The conference call will also be webcast live on the company’s website, www.idglink.com, and will continue to be available on the website.
About IDG
Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide distributor of products and services that creates competitive advantages for its customers. IDG distributes a full line of maintenance, repair, operating and production (MROP) products. Recognized for its broad product offering, the company has earned a strong reputation as a specialty distributor with considerable technical and product application expertise. This expertise is found in the company’s more specialized lines that include cutting tools, hand and power tools, abrasives, material handling equipment, coolants, lubricants, and safety products. The company provides virtually any MROP product that its customers may require.
Through its business process outsourcing services, the company offers an array of value-added MROP services such as Flexible Procurement Solutions™ (FPS). These solutions emphasize and utilize IDG’s specialized supply chain knowledge in product procurement, management and applications and in-process improvements to deliver documented cost savings for customers. IDG’s associates work full time in more than 100 customers’ manufacturing facilities to ensure process improvements, documented cost savings and continuous improvement.
IDG serves approximately 13,000 active customers, representing a diverse group of large and mid-sized national and international corporations including BorgWarner Inc., Boeing Company, ArvinMeritor Inc., PPG Industries, Kennametal, Inc., Duracell, Ford Motor Company, Honeywell International Inc., Danaher Corporation, and Pentair Inc., as well as many local and regional businesses. The company sells in 49 of the 50 states and has a presence in 43 of the top 75 manufacturing markets in the United States and China.
Flexible Procurement Solutions™
IDG’s Flexible Procurement Solutions (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer’s bottom line.

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Safe Harbor
Certain matters set forth in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements relating to expected operating results and future performance, as well as future events and developments, are forward-looking statements and are not historical in nature. Generally, the words “looking forward,” “believe,” “expect,” “intend,” “estimate,” “anticipate,” “likely,” “project,” “may,” “will” and similar expressions identify forward-looking statements. Industrial Distribution Group, Inc. (the “Company”) warns that any forward-looking statements in this release involve numerous risks and uncertainties. These risks and uncertainties include, but are not limited to, the Company’s ability to compete successfully in the highly competitive and diverse maintenance, repair, operating, and production (“MROP”) market, the Company’s ability to renew profitable contracts, the availability of key personnel for employment by the Company, the Company’s reliance upon the expertise of its senior management, the Company’s reliance upon its information systems, the interruption of business due to the Company’s system consolidation efforts, the uncertainty of customers’ demand for products and services offered by the Company, relationships with and dependence upon third-party suppliers and manufacturers, discontinuance of the Company’s distribution rights, failure to successfully implement efficiency improvements, and other risks discussed in the Company’s Forms 10-K, 10-Q, or 8-K filed with or furnished to the Securities and Exchange Commission. As a result, the Company cautions against placing undue reliance upon any forward-looking statements in this release. Moreover, pursuant to the Private Securities Litigation Reform Act of 1995, such statements speak only as of the date they were made, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. In addition, the Company has announced that its Board of Directors has established a special committee to conduct a comprehensive review of the Company’s business and strategic alternatives for the enhancement of value, following which the Board will consider recommendations from the special committee. The conduct of such a process does not ensure the availability of any strategic alternatives to enhance value, that any specific recommendation will be approved by the Board, or, that, if a recommendation of the special committee is approved by the Board and pursued by the Company, the specific course undertaken will be successful to enhance value or that any value enhancement that can be realized by investors at any particular point in time. Moreover, the conduct of such a process itself could affect the Company and its near-term operations in any number of ways that cannot be predicted or assessed in advance.
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